Exhibit 1.2

Apellis Pharmaceuticals, Inc.

$150,000,000 Shares

Common Stock

($0.0001 par value per share)

Amended and Restated Equity Distribution Agreement

October 4, 2019

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York, 10013

Jefferies LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated as of December 28, 2018 (the “Original Agreement”), by and between Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc. (“Citigroup”), pursuant to which the Company proposed to issue and sell through Citigroup, from time to time during the term of the Original Agreement, on the terms and subject to the conditions set forth in the Original Agreement, shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Company, Citigroup and Jefferies LLC (“Jefferies” together with Citigroup, collectively, the “Managers”, and each individually a “Manager”) wish to amend and restate the Original Agreement in its entirety as provided hereby.

The Company confirms its agreement (as such agreement may be amended from time to time, this “Agreement”) with the Managers as follows:

1. Description of Shares. The Company proposes to issue and sell through or to the Managers, as sales agent and/or principal, Common Stock having an aggregate gross sales price of up to $150,000,000 (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Shares through the Managers, the Company hereby appoints the Managers as exclusive agents of the Company for the purpose of selling the Shares pursuant to this Agreement, and each Manager agrees to use its reasonable efforts to sell the Shares on the terms and subject to the conditions stated herein. The Company agrees that whenever it determines to sell the Shares directly to the Managers as principals, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 18 hereof.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, the Managers at the Execution Time and on each such time the following representations, warranties and agreements are repeated or deemed to be made pursuant to this Agreement unless such representation, warranty or agreement specifies otherwise.

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 on Form S-3, including a base prospectus, relating to certain securities, including the Common Stock, to be issued from time to time by the Company, as well as a prospectus included as part of the Registration Statement specifically relating to the sale of the Shares (the “Prospectus”). The Prospectus will contain or contains all information required by the Securities Act and the rules thereunder, and, except to the extent the Managers shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Managers prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made. The Registration Statement, at the Effective Date will meet, and at each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference herein to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Prospectus, as the case may be, deemed to be incorporated therein by reference.

(b) To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement or the Company is not a “well-known seasoned issuer” as defined in Rule 405 at the most recent “determination date” as defined in Rule 405, the Company shall, prior to requesting the sale of Shares pursuant to this Agreement, file a new registration statement or a post-effective amendment to the Registration Statement with respect to any additional shares of Common Stock necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement or post-effective amendment became effective.

(c) On each Effective Date, at each Applicable Time and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing of the Prospectus pursuant to the rules and regulations of the Securities Act, at each Applicable Time and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Prospectus (together with any supplement thereto) complied and will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder and did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by a Manager specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto).

(d) At the Effective Date and at each Applicable Time, the Disclosure Package did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by a Manager specifically for use therein.

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) as of the Execution Time and the Effective Date and on each such time this representation is repeated or deemed to be made (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus, if any, does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by a Manager specifically for use therein.

(g) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Shares.

(h) The Common Stock is an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(i) The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Shares in accordance with Rule 415(a)(4) of the Securities Act.

(j) The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(k) There is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(l) The interactive data in the eXtensible Business Reporting Language included or incorporated by reference into the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(m) Each of the Company and its subsidiaries (i) has been duly incorporated and is validly existing as a corporation in good standing (where such concept exists) under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Prospectus, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(n) All the outstanding shares of capital stock of each subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Prospectus, all outstanding shares of capital stock of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(o) There is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements in the Prospectus under the heading “Description of Capital Stock”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(p) This Agreement has been duly authorized, executed and delivered by the Company.

(q) The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Disclosure Package and the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(r) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained or as may be required under the Securities Act, the Exchange Act, the listing rules of the Nasdaq Global Select Market (“Nasdaq”), applicable Financial Industry Regulatory Authority, Inc. (“FINRA”) rules and the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by the Managers in the manner contemplated herein and in the Disclosure Package and the Prospectus.

(s) Neither the issue and sale of the Shares nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws of the Company or any of its subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except in the case of clauses (ii) and (iii) as would not have a Material Adverse Effect or an adverse effect on the consummation of the transactions contemplated hereby.

(t) No holders of securities of the Company have rights to the registration of such securities under the Registration Statement except for such rights that have been effectively waived in writing.

(u) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(v) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(w) Each of the Company and each of its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted in all material respects.

(x) Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except in the case of clauses (ii) and (iii), for such violation or default as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y) Ernst & Young LLP, who has certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Prospectus, as well as Deloitte & Touche LLP, are independent public accountants with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

(z) There are no transfer taxes or other similar fees or charges under U.S. federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Shares.

(aa) The Company has filed all tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not have a Material Adverse Effect (except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(bb) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, or the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that could have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(cc) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(dd) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(ee) The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except for the lack of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(ff) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s and its subsidiaries’ internal controls over financial reporting are effective and the Company and its subsidiaries are not aware of any material weakness in their internal controls over financial reporting.

(gg) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(hh) The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, U.S. federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, the “Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any environmental law, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto). Except as set forth in the Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(jj) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

(kk) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan that is required to be funded, determined without regard to any waiver of such obligations or extension of any amortization period that would reasonably be expected to have a Material Adverse Effect; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other U.S. federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that would reasonably be expected to have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(ll) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications, as applicable.

(mm) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation or a sanction for violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(nn) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(oo) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory, including without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that could result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(pp) Neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding five years, nor does the Company or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(qq) The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT

Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(rr) The subsidiaries listed on Exhibit 21.2, as incorporated by reference into the Company’s most recent Annual Report on Form 10-K, are the only significant subsidiaries of the Company as defined by Rule 1-02 of Regulation S-X.

(ss) Except as described in the Disclosure Package and the Prospectus, the Company and its subsidiaries own, possess, license or have other rights to use all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business in all material respects as now conducted or as proposed in the Disclosure Package and the Prospectus to be conducted. Except as set forth in the Disclosure Package and the Prospectus, (a) there are no rights of third parties to any such Intellectual Property, including no liens, security interests, or other encumbrances; (b) to the Company’s knowledge, there is no infringement by third parties of any such Intellectual Property having or expected to have a Material Adverse Effect on Company’s ability to conduct its business, as presently conducted or as proposed in the Disclosure Package and the Prospectus to be conducted; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and, except as would not reasonably be expected to have a Material Adverse Effect, the Company is aware of no factual basis for any such claim; (d) such Intellectual Property has not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part; (e) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, including interferences, oppositions, reexaminations, or government proceedings, and, except as would not reasonably be expected to have a Material Adverse Effect, the Company is aware of no factual basis for any such claim; (f) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that (i) the Company infringes, misappropriates, or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others or (ii) the Company would, upon the commercialization of any product or service set forth in the Disclosure Package and the Prospectus, infringe, misappropriate, or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of others and, except as would not reasonably be expected to have a Material Adverse Effect, the Company is aware of no factual basis for any such claim; (g) to the Company’s knowledge, no employee of the

Company is in or has been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or actions undertaken by the employee in his or her capacity as an employee with the Company; (h) to the Company’s knowledge, there is no patent or published patent application in the U.S. or other jurisdiction which contains valid claims that dominate any Intellectual Property described in the Disclosure Package and the Prospectus as being owned by or licensed to the Company or that would form the basis for an interference with the issued or pending claims of any such Intellectual Property; (i) the Company is not aware of any prior art that may render any patent held by the Company invalid or any patent application held by the Company unpatentable; and (j) the Company has complied with United State Patent and Trademark Office regulations in regard to the duty of good faith and candor pursuant to U.S. patent law (including 37 C.F.R. 1.56) and counterparts in other jurisdictions. The Company has complied in all material respects with all license agreements to which it is a party relating to the Intellectual Property and has not received any asserted or threatened claim of material breach of any of the same.

(tt) Except as described in the Disclosure Package and the Prospectus, as applicable, the Company (i) is and at all times has been in compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, advertising, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, the regulations promulgated pursuant to such laws, and any successor government programs, and comparable state laws, regulations relating to Good Clinical Practices and Good Laboratory Practices and all other local, state, federal, national, and foreign laws, and final administrative guidance relating to the regulation of the Company (collectively, the “Applicable Laws”), except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) has not received any written notice from any court or arbitrator or governmental or regulatory authority or third party alleging or asserting non-compliance with any Applicable Laws or any licenses, exemptions, certificates, approvals, clearances, authorizations, permits, registrations and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) possesses all Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect; (iv) has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations nor, to the Company’s knowledge, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened; (v) has not received written notice that any court or arbitrator or governmental or regulatory authority has taken, is taking or intends to take action to materially limit, suspend, materially modify or revoke any Authorizations nor, to the Company’s knowledge, is any such limitation, suspension, modification or revocation threatened; (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission); and (vii) is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority. Additionally, neither the Company nor its employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, suspension, or exclusion.

(uu) The clinical trials and preclinical studies conducted by or on behalf of or sponsored by the Company, or in which the Company has participated, that are described in the Disclosure Package and the Prospectus or the results of which are referred to in Disclosure Package and the Prospectus and are intended to be submitted to Regulatory Authorities as a basis for product approval, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and all applicable statutes, rules and regulations of the U.S. Food and Drug Administration (the “FDA”) and comparable drug regulatory agencies outside of the United States to which it is subject (collectively, the “Regulatory Authorities”), and current Good Clinical Practices and Good Laboratory Practices; the descriptions in the Disclosure Package and the Prospectus of the results of such studies and trials are accurate and complete in all material respects and fairly present the data derived from such trials; the Company has no knowledge of any other trials the results of which are inconsistent with or otherwise call into question the results described or referred to in the Disclosure Package and the Prospectus; the Company has operated and is currently in compliance in all material respects with all applicable statutes, rules and regulations of the Regulatory Authorities; the Company has not received any written notices, correspondence or other communication from the Regulatory Authorities or any other governmental agency which could lead to the termination or suspension of any clinical trials or preclinical studies that are described in the Disclosure Package and the Prospectus or the results of which are referred to in the Disclosure Package and the Prospectus, and, to the Company’s knowledge, there are no reasonable grounds for same.

(vv) The Company possesses all material licenses, certificates, permits and other authorizations (collectively, “Permits”) issued by, and has made all declarations and filings with, the applicable U.S. federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of its properties or the conduct of its business as described in the Disclosure Package and the Prospectus, or to permit all clinical trials and nonclinical studies and trials conducted by or on behalf of the Company, including, without limitation, all necessary FDA and applicable foreign regulatory agency approvals; the Company is not in violation of, or in default under, any such Permit, except for such violation or default as would not have a Material Adverse Effect; and the Company has not received notice of any revocation, suspension or modification of any such Permit and does not have any reason to believe that any such Permit will not be renewed in the ordinary course. The Company has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or governmental or regulatory authority alleging or asserting non-compliance with (A) any Applicable Laws or (B) any Permits required by any such Applicable Laws.

(ww) To the Company’s knowledge, the manufacturing facilities and operations of its suppliers are operated in compliance in all material respects with all applicable statutes, rules, regulations and policies of the Regulatory Authorities.

(xx) None of the Company’s product candidates have received marketing approval from any Regulatory Authority.

(yy) Neither the Company nor any of its subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the State of New York.

(zz) The statistical and market-related data included in the Disclosure Package and the Prospectus are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate in all material respects.

(aaa) With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans and all other applicable laws and regulatory rules or requirements, and (iv) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States in the financial statements (including the related notes) of the Company.

Any certificate signed by any officer of the Company and delivered to the Managers or counsel for the Managers in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Company, as to matters covered thereby, to such Manager.

The Company acknowledges that the Managers and, for purposes of the opinions to be delivered pursuant to Section 4 and Section 6 hereof, each counsel to the Company and counsel to the Manager, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

3. Sale and Delivery of Shares.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through the Managers, acting as sales agents, and each Manager agrees to use its reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

(i) Each time that the Company wishes to issue and sell any Shares hereunder (each, a “Placement”), it will notify a Manager (the “Designated Manager”) by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires such Shares to be sold, which shall at a minimum include the number of Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any Trading Day and any minimum price below which sales may not be made, a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. Subject to the terms and conditions hereof, the Designated Manager shall use its reasonable efforts to sell all of the Shares subject to a Placement Notice in the time frame specified therein.

(ii) The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the Designated Manager set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by the Designated Manager unless and until (i) the entire amount of the Shares to be sold under the Placement Notice have been sold, (ii) the Company suspends or terminates the Placement Notice for any reason in its sole discretion, (iii) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice or (iv) this Agreement has been terminated under the provisions of Section 8. It is expressly acknowledged and agreed that neither the Company nor the Designated Manager will have any obligation whatsoever with respect to a Placement or any Shares unless and until the Company delivers a Placement Notice to the Designated Manager, and then only upon the terms specified therein and herein.

(iii) The Company acknowledges and agrees that (A) there can be no assurance that the Designated Manager will be successful in selling the Shares, (B) the Designated Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Designated Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Designated Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Designated Manager and the Company.

(iv) The Company shall not authorize the issuance and sale of, and the Designated Manager shall not be obligated to use its reasonable efforts to sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, and notified to the Designated Manager in writing in the Placement Notice. The Company or the Designated Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend the offering of the Shares for any reason and at any time; provided, however, that such suspension shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(v) The Designated Manager hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Section 3(a), other than (A) by means of ordinary brokers’ transactions between members of the Nasdaq Stock Market LLC that qualify for delivery of a Prospectus to the Nasdaq Stock Market LLC in accordance with Rule 153 (such transactions are hereinafter referred to as “Continuous Offerings”) and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the Designated Manager pursuant to a Terms Agreement.

(vi) The compensation to the Designated Manager for sales of the Shares with respect to which the Designated Manager acts as sales agent under this Agreement shall be up to 3.0% of the gross sales price of the Shares sold pursuant to this Section 3(a) and payable as described in the succeeding subsection (viii) below. The foregoing rate of compensation shall not apply when a Manager acts as principal, in which case the Company may sell Shares to the Designated Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”), shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(vii) The Designated Manager shall provide written confirmation (which may be by electronic mail) to the Company following the close of trading on Nasdaq each day on which the Shares are sold under this Section 3(a) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to the Designated Manager with respect to such sales. Such compensation shall be set forth and invoiced in periodic statements from the Designated Manager to the Company, with payment to be made by the Company promptly after its receipt thereof.

(viii) Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the second business day following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Designated Manager for settlement on such date shall be issued and delivered by the Company to the Designated Manager against payment of the aggregate gross sales proceeds less any Transaction Fees for the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares to the Designated Manager’s account at The Depository Trust Company (“DTC”) in return for payments in same day funds delivered to the account designated by the Company. If the Company or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) indemnify and hold the Designated Manager harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay the Designated Manager any commission to which it would otherwise be entitled absent such default. If the Designated Manager breaches this Agreement by failing to deliver the aggregate gross sales proceeds less any Transaction Fees to the Company on any Settlement Date for the Shares delivered by the Company, the Designated Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to the Designated Manager.

(ix) At each Applicable Time and Representation Date (as defined in Section 4(k)), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Designated Manager to use its reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(b) If the Company wishes to issue and sell the Shares pursuant to this Agreement to a Designated Manager as principal, it will propose the terms of such sale to the Designated Manager. If a Designated Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Designated Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Designated Manager unless and until the Company and the Designated Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Each sale of the Shares to a Designated Manager as principal shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the Designated Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Designated Manager. The commitment of the Designated Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by the Designated Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the Designated Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Designated Manager.

(d) Under no circumstances shall the number and aggregate gross sales price of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of the Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Designated Manager in writing in the Placement Notice.

(e) If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(f) Notwithstanding any other provision of this Agreement the Company shall not request the sale of any Shares that would be sold, and the Designated Manager shall not be obligated to sell, during any period in which the Company is, or would reasonably be deemed to be, in possession of material non-public information.

(g) With respect to the offering and sale of Shares pursuant to this Agreement, the Company agrees that any offer to sell Shares, any solicitation of an offer to buy Shares, and any sales of Shares shall only be effected by or through a single Manager on any single given day, and the Company shall in no event request that more than one Manager offer or sell Shares pursuant to this Agreement on the same day.

4. Agreements. The Company agrees with the Managers that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, the Company will not file any amendment of the Registration Statement or supplement to the Prospectus (other than an amendment or supplement relating to an offering of the Company’s securities which is unrelated to the offering of Shares hereunder or any amendment pursuant to Section 10(a)(3) of the Securities Act deemed effected pursuant to the filing of an Annual Report on Form 10-K by the Company) unless the Company has furnished to the Managers a copy for its review prior to filing and will not file any such proposed amendment or supplement to which the Managers reasonably object. The Company will properly complete the Prospectus, in a form approved by the Managers, and file such Prospectus, with the Commission and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Managers, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Managers of such timely filing. The Company will promptly advise the Managers (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Securities Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. Notwithstanding the foregoing, the Company shall not be obligated to provide notice of or furnish copies of any report or statement filed with the Commission to the extent it is available on the Commission’s Electronic Data Gathering, Analysis, and Retrieval System. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Managers so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Managers in such quantities as the Managers may reasonably request.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Managers of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Managers in such quantities as the Managers may reasonably request. Notwithstanding the foregoing, in the alternative the Company can suspend or terminate the Placement Notice upon written notice to the Designated Manager and delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interest of the Company.

(d) As soon as practicable, the Company will make generally available to its security holders and to the Managers an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(e) The Company will furnish to the Managers and counsel for either of the Managers, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Managers or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Managers may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Managers may reasonably designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

(g) The Company agrees that, unless it has or shall have obtained the prior written consent of each of the Managers, and each Manager agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule 3 hereto. Any such free writing prospectus consented to by the Managers or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) During the pendency of any Placement Notice, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, or file a registration statement with the Commission in respect of (other than any Registration Statement on Form S-8 or Form S-4, or any successors to such forms), any other shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock, or publicly announce an intention to effect any such transaction, without giving a Manager at least five Trading Days’ prior written notice specifying the nature of the proposed transaction and the date of such proposed transaction and; provided, however, that the Company may, without giving such notice, (i) issue and sell Common Stock pursuant to this Agreement or any Terms Agreement; (ii) issue, grant or sell Common Stock or options or other equity awards pursuant to any equity incentive plan, inducement plan, any employee stock purchase plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time or approved by the Board thereafter; (iii) issue or sell Common Stock pursuant to any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to the Managers in advance; (iv) issue Common Stock upon the conversion of securities or the exercise of warrants; (v) issue Common Stock or securities convertible into or exchangeable for Common Stock in satisfaction of contractual payment obligations described in Disclosure Package and the Prospectus, including the issuance of Common Stock as repayment of indebtedness of the Company in accordance with the terms thereof; (vi) issue Common Stock or securities convertible into or exchangeable for Common Stock in connection with an acquisition, merger or sale or purchase of assets; and (vii) issue Common Stock or securities convertible into or exchangeable for Common Stock offered and sold in connection with any strategic investment (including any joint venture, strategic alliance or partnership).

(i) The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase Common Stock in violation of Regulation M under the Exchange Act or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares; provided, however, that the Company may bid for and purchase shares of its common stock in accordance with Rule 10b-18 under the Exchange Act.

(j) The Company will, simultaneously upon delivering to the Designated Manager a Placement Notice or, at any time during the pendency of a Placement Notice, advise the Designated Manager promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter and other document provided to the Designated Manager pursuant to Section 6 herein.

(k) On or prior to the first delivery of a Placement Notice under this Agreement and each time thereafter during the term of this Agreement the Company (i) amends or supplements the Registration Statement or the Prospectus (other than a prospectus supplement filed in accordance with Section 4(p) of this Agreement or a prospectus supplement relating solely to the offering of securities other than the Shares) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of document(s) by reference to the Registration Statement or the Prospectus, (ii) files an Annual Report on Form 10-K under the Exchange Act, (iii) files a Quarterly Report on Form 10-Q under the Exchange Act, (iv) files a Current Report on Form 8-K under the Exchange Act containing amended financial information (other than an earnings release or other information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K) under the Exchange Act and (v) delivers Shares to a Manager as principal at the Time of Delivery pursuant to a Terms Agreement (the date on which the Company first delivers a Placement Notice and each such date referred to in (i), (ii), (iii), (iv) and (v) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Managers forthwith a certificate dated and delivered the date of such Representation Date, in form reasonably satisfactory to the Managers with a certificate, in the form attached hereto as Exhibit 4(k) within two Trading Days of any Representation Date if requested by the Managers; provided, however, in the case of clause (iv) above a certificate will only be required if (1) a Placement Notice is pending and (2) the Managers reasonably determine that the information contained in such Form 8-K is material to a holder of Common Stock. The requirement to deliver a certificate under this Section 4(k) shall be automatically waived for any Representation Date occurring at a time at which no Placement Notice is pending or no Terms Agreement is in effect (a “Waiver”), which Waiver, in each case, shall not apply the next time the Company delivers its next Placement Notice or enters into a Terms Agreement; provided, however, that such Waiver shall not apply for any Representation Date on which the Company files its Annual Report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on a Waiver and did not provide the Managers with a certificate under this Section 4(k), then before the Company delivers the Placement Notice or the Managers sell any Shares, the Company shall provide the Managers with a certificate, in the form attached hereto as Exhibit 4(k), dated the date of the Placement Notice.

(l) On or prior to the first delivery of a Placement Notice under this Agreement and within two Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate attached hereto as Exhibit 4(k) for which no Waiver is applicable, the Company shall furnish or cause to be furnished forthwith to the Managers and to counsel to the Managers:

(i) a written opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company (“Company Counsel”), or other counsel satisfactory to the Managers, dated and delivered on the date that the opinion is required to be delivered, in form and substance reasonably satisfactory to the Managers, substantially similar to the form previously provided to the Managers and their counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented;

(ii) a written opinion of Choate, Hall & Stuart LLP, intellectual property counsel to the Company, or other counsel satisfactory to the Managers, dated and delivered on the date that the opinion is required to be delivered, in form and substance reasonably satisfactory to the Managers, substantially similar to the form previously provided to the Managers and their counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented;

provided, however, that in lieu of such opinions for subsequent Representation Dates, in each case, counsel may furnish the Managers with a letter (a “Reliance Letter”) to the effect that the Managers may rely on a prior opinion delivered under this Section 4(l)(i) or (ii), as applicable, to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date). Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver/exemption and did not provide the Managers with the opinions under this Section 4(l), then before the Company delivers the Placement Notice or the Designated Manager sells any Shares, the Managers may, in their discretion, require the Company to provide the Managers with some or all of the opinions under this Section 4(l), substantially similar to the forms previously provided to the Managers, each dated the date of the Placement Notice; provided, the Company shall be required to furnish to the Managers no more than one of each such opinion hereunder per calendar quarter.

(m) On or prior to the first delivery of a Placement Notice under this Agreement and within two Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 4(k) for which no Waiver is applicable, the Company shall cause Ernst & Young LLP and Deloitte & Touche LLP or other independent accountants reasonably satisfactory to the Designated Manager (the “Accountants”) forthwith, to furnish the Managers a letter (the “Comfort Letter”) dated the date that the letter is delivered, in form reasonably satisfactory to the Managers (i) confirming that they are independent accountants within the meaning of the Securities Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder, (ii) that they have performed a review of any unaudited interim financial information of the Company included or incorporated by reference in the Registration Statement and the Prospectus in accordance with Statement on Auditing Standards No. 100 (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter; provided that the Company shall be required to furnish to the Managers no more than one Comfort Letter hereunder per calendar quarter.

(n) On or prior to the first delivery of a Placement Notice under this Agreement and at each Representation Date on which an opinion of counsel is requested by the Managers pursuant to Section 6(d), the Managers may request that the Company conduct a due diligence session, in form and substance reasonably satisfactory to the Managers. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Managers or their agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate senior corporate officers during regular business hours and at the Company’s principal offices as the Managers may reasonably request.

(o) The Company acknowledges and agrees that each Manager may trade in the Common Stock for such Manager’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(p) The Company will either (i) in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, or (ii) in a prospectus supplement filed with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act, disclose the number of Shares sold through the Managers under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company to the Managers with respect to sales of Shares pursuant to this Agreement during the relevant quarter.

(q) Each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Managers that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Time of Delivery relating to such sale, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(r) The Company shall ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on Nasdaq and to maintain such listing.

(s) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(t) The Company shall cooperate with Managers and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(u) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

5. Payment of Expenses. The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on Nasdaq; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Managers relating to such registration and qualification); (vii) any filings required to be made with FINRA, including filing fees, as well as and the reasonable fees and expenses of counsel for the Managers relating to such filings; (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the reasonable documented out-of-pocket expenses of the Managers, including the reasonable fees, disbursements and expenses of counsel for the Managers in connection with this Agreement and the Registration Statement and ongoing services in connection with the transactions contemplated hereunder, including the fees set forth in clause (vii) above, (A) payable upon the execution of the Original Agreement, in an aggregate amount not to exceed $50,000 and (B) payable upon the execution of this Agreement, in an amount not to exceed $35,000; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Managers. The obligations of the Managers under this Agreement with respect to a Placement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time and Time of Delivery, (ii) to the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) Any supplement to the Prospectus required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused the Company Counsel, to furnish to the Managers, on the dates specified in Section 4(l)(i) of this Agreement, its opinion, dated as of such date and addressed to the Managers, in form and substance reasonably satisfactory to the Managers.

(c) The Company shall have requested and caused Choate, Hall & Stuart LLP, intellectual property counsel for the Company, to furnish to the Managers, on the dates specified in Section 4(l)(ii) of this Agreement, its opinion, dated as of such date and addressed to the Managers, in form and substance reasonably satisfactory to the Managers.

(d) The Managers shall have received from Cooley LLP, counsel for Citigroup on each date which the delivery of the Company Counsel legal opinion is required pursuant to Section 4(l)(i) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Managers, with respect to the issuance and sale of the Shares, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Managers may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e) The Company shall have furnished or caused to be furnished to the Managers, on the dates specified in Section 4(k) of this Agreement, a certificate of the Company, signed by the Chairman of the Board, the President, the Chief Executive Officer or the principal financial or principal accounting officer of the Company, dated as of such date, to the effect that the signer of such certificate has carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package, there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(f) The Company shall have requested and caused the Accountants to have furnished to the Managers, on every date specified in Section 4(m) hereof, the Comfort Letter that is required to be delivered pursuant to Section 4(m) hereof (which may refer to letters previously delivered to the Managers), dated as of such date, in form and substance reasonably satisfactory to the Managers.

(g) Since the respective dates as of which information is disclosed in the Registration Statement, the Disclosure Package and the Prospectus, except as otherwise stated therein, there shall not have been (i) any change or decrease in financial statement items specified in the letter or letters referred to in paragraph (f) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth or contemplated in the Disclosure Package, the effect of which is, in any case referred to in clause (i) or (ii) above, in the sole judgment of the Managers, so material and adverse as to make it impractical or inadvisable to market the Shares on the terms and in the manner contemplated in the Disclosure Package and the Prospectus.

(h) The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus or prospectus supplement filed pursuant to Rule 424(b).

(i) Between the Execution Time and the time of any sale of Shares through the Managers, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(k) The Shares shall have been listed and admitted and authorized for trading on Nasdaq, and satisfactory evidence of such actions shall have been provided to the Designated Manager.

(l) Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Managers such further information, certificates and documents as the Managers may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Managers and counsel for the Managers, this Agreement and all obligations of the Managers hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Managers. Notice of such cancellation shall be given to the Company in writing or by telephone or electronic mail and confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Cooley LLP, counsel for the Managers, at 55 Hudson Yards, New York, New York 10001-2157, on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Managers, the directors, officers, employees, affiliates and agents of the Managers and each person who controls the Managers within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Shares as originally filed or in any amendment thereof or the Prospectus, or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any documented legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by a Manager specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have. The Company acknowledges that the last two sentences of the first paragraph under the heading “Plan of Distribution” in the Prospectus and the name and contact information of the Managers in the Prospectus constitute the only information furnished in writing by or on behalf of the Managers for inclusion in the Prospectus or Issuer Free Writing Prospectus.

(b) Each respective Manager, severally but not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Managers, but only with reference to written information relating to such Manager furnished to the Company by or on behalf of the Manager specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Managers may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (which, if the Company is the indemnifying party, shall be limited to one such separate counsel for the Managers together with directors, officers, employees, affiliates, agents and all persons who control the Managers, within the meaning of either the Securities Act or the Exchange Act) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include an admission of fault.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and each Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and each Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by each Manager on the other from the offering of the Shares. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and each Manager severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of each Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by a Managers shall be deemed to be equal to the total gross compensation received by such Manager (before deducting expenses) with respect to Shares purchased under this Agreement, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Managers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and each Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no Manager shall be required to contribute any amount in excess of the amount by which the total gross compensation received by such Manager (before deducting expenses) with respect to Shares purchased under this Agreement exceeds the amount of any damages that such Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls a Managers within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of a Manager shall have the same rights to contribution as such Manager, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d). The Managers’ respective obligations to contribute pursuant to this paragraph (d) are several in proportion to the respective number of Shares they have sold hereunder, and not joint.

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through the Managers for the Company, then Section 4(q) shall remain in full force and effect, (ii) with respect to any pending sale, through the Managers for the Company, the obligations of the Company, including in respect of compensation of the Managers, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Each Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time, with respect to such Manager’s rights and obligations under this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 9, 10, 12 and 14 of this Agreement shall remain in full force and effect notwithstanding such termination. For the avoidance of doubt, the termination by one Manager of its rights and obligations under this Agreement pursuant to this Section 8 shall not affect the rights and obligations of the other Manager under this Agreement.

(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7 and 9 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by a Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(viii) of this Agreement.

(e) In the case of any purchase of Shares by a Manager pursuant to a Terms Agreement, the obligations of such Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or

Nasdaq or trading in securities generally on the NYSE or Nasdaq shall have been suspended or limited or minimum prices shall have been established on either of such exchanges, (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of such Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Managers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by any Manager or the Company or any of the officers, directors, employees, affiliates, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

10. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Citigroup, will be mailed, delivered or telefaxed to the Citigroup Global Markets Inc. General Counsel (fax no.: (646) 291-1469) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel; and, if sent to Jefferies, will be mailed, delivered or telefaxed to the Jefferies LLC General Counsel (fax no.: (646) 619-4437) and confirmed to the General Counsel, Jefferies LLC, at 520 Madison Avenue, New York, New York, 10022, Attention: General Counsel; or, if sent to the Company, will be mailed or delivered to and confirmed to it at 6400 Westwind Way, Suite A, Crestwood, KY 40014, attention of the Legal Department.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

12. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Managers and any affiliates through which they may be acting, on the other, (b) each Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Managers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Managers have advised or are currently advising the Company on related or other matters). The Company agrees that it will not claim that the Managers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

13. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Managers with respect to the subject matter hereof.

14. Applicable Law. This Agreement and any Terms Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

15. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

16. Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

17. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

18. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Prospectus, (ii) any prospectus supplement to the Prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act and relating to the Shares, (iii) any Issuer Free Writing Prospectuses, if any, identified in Schedule 3 hereto, (iv) the public offering price of Shares sold at the relevant Applicable Time and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package

“Effective Date” shall mean each date and time that the Registration Statement, and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Registration Statement” shall mean the registration statement referred to in Section 2(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

“Rule 153, Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means any day on which the Company’s Common Stock is purchased and sold on the Nasdaq or other principal market on which the Common Stock is listed or quoted.

*  *  *  *  *

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Managers.

Very truly yours,

Apellis Pharmaceuticals, Inc.

By:	/s/ Timothy E. Sullivan
Name: Timothy E. Sullivan
Title: Chief Financial Officer

The foregoing Agreement is

hereby confirmed and accepted

as of the date first written above.

Citigroup Global Markets Inc.

By:	/s/ Jennifer Fox

Name: Jennifer Fox
Title: Co-Head of North American Healthcare Group, Investment Banking

Jefferies LLC

By:	/s/ Michael Magarro
Name: Michael Magarro
Title: Managing Director

SCHEDULE 1

Form of Placement Notice

From: [    ]

Cc: [    ]

To: [    ]

Subject: Equity Distribution — Placement Notice

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Amended and Restated Equity Distribution Agreement (the “Agreement”), dated October __, 2019, by and among Apellis Pharmaceuticals, Inc. (the “Company”), Citigroup Global Markets Inc. (“Citigroup”) and Jefferies LLC (“Jefferies”), I hereby request on behalf of the Company that [Citigroup/Jefferies] sell up to [            ] shares of the Company’s common stock, par value $0.0001 per share, at a minimum market price of $[        ] per share.

[ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS THE MAXIMUM AGGREGATE OFFERING PRICE, THE TIME PERIOD IN WHICH SALES ARE REQUESTED TO BE MADE, SPECIFIC DATES THE SHARES MAY NOT BE SOLD ON, THE MANNER IN WHICH SALES ARE TO BE MADE BY CITIGROUP/JEFFERIES, AND/OR THE CAPACITY IN WHICH CITIGROUP/JEFFERIES MAY ACT IN SELLING SHARES (AS PRINCIPAL, AGENT, OR BOTH)]

SCHEDULE 2

The Company

Cedric Francois, Chief Executive Officer

Timothy Sullivan, Chief Financial Officer

Citigroup Global Markets Inc.

Robert Leonard, Managing Director

Eric Rosen, Vice President

Jefferies LLC

Michael Magarro, Managing Director

Donald Lynaugh, Managing Director

Jack Fabbri, Vice President

SCHEDULE 3

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

Exhibit 4(k)

Form of Officer’s Certificate

The undersigned, the duly qualified and elected _______________________, of Apellis Pharmaceuticals, Inc. (“Company”), a Delaware corporation, does hereby certify in such capacity and on behalf of the Company, pursuant to Section 6(e) of the Amended and Restated Equity Distribution Agreement dated October     , 2019 (the “Agreement”) between the Company and Citigroup Global Markets Inc. and Jefferies LLC, that the undersigned has carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and the Agreement and that:

(i) the representations and warranties of the Company set forth in the Agreement are true and correct on and as of the date hereof with the same effect as if made on the date hereof and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the date hereof;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package, there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

Capitalized terms used herein without definition have the meanings ascribed to them in the Agreement.

Each of Cooley LLP, Wilmer Cutler Pickering Hale and Dorr LLP, and Choate, Hall & Stewart LLP is entitled to rely on this certificate in connection with the opinions such firms are rendering pursuant to Section 6(d), Section 6(b) and Section 6(c), respectively, of the Agreement.

Apellis Pharmaceuticals, Inc.

By:

Name:
Title:

Date:

ANNEX I

APELLIS PHARMACEUTICALS, INC.

Common Stock

TERMS AGREEMENT

______, 20__

[Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York, 10013]

[Jefferies LLC

520 Madison Avenue

New York, New York 10022]

Dear Ladies and Gentlemen:

Apellis Pharmaceuticals, Inc. (the “Company”) proposes, subject to the terms and conditions stated herein and in the Amended and Restated Equity Distribution Agreement, October 4, 2019 (the “A&R Equity Distribution Agreement”), between the Company, Citigroup Global Markets Inc. (“Citigroup”) and Jefferies LLC (“Jefferies” together with Citigroup, collectively, the “Managers”, and each individually a “Manager”), to issue and sell to the [Citigroup/Jefferies] the securities specified in the Schedule I hereto (the “Purchased Shares”).

Each of the provisions of the A&R Equity Distribution Agreement not specifically related to the solicitation by [Citigroup/Jefferies], as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement and the Time of Delivery, except that each representation and warranty in Section 2 of the A&R Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the A&R Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement and the Time of Delivery in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the A&R Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares, in the form heretofore delivered to the Managers is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the A&R Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to [Citigroup/Jefferies] and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between [Citigroup/Jefferies] and the Company.

Apellis Pharmaceuticals, Inc.

By:
Name:
Title:

ACCEPTED as of the date first written above.

[Citigroup Global Markets Inc.]

By:
Name:
Title:

[Jefferies LLC]

By:
Name:
Title:

Schedule I to Terms Agreement

Title of Purchased Shares:

Common Stock, par value $0.0001 per share

Number of Shares of Purchased Shares:

Price to Public:

Purchase Price by [Citigroup Global Markets Inc./Jefferies LLC]

Method of and Specified Funds for Payment of Purchase Price:

By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:

Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:

Documents to be Delivered:

The following documents referred to in the A&R Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery:

(1) The opinion referred to in Section 4(l).

(2) The opinion referred to in Section 4(m).

(3) The opinion referred to in Section 4(n).

(3) The accountants’ letter referred to in Section 4(o).

(4) The officers’ certificate referred to in Section 4(k).

(5) Such other documents as the Designated Manager shall reasonably request.